                                                                      EXHIBIT 12

                               CLECO CORPORATION
                   Computation of Earnings to Fixed Charges
                    And Earnings To Combined Fixed Charges
                         and Preferred Stock Dividends
                                  (Unaudited)

                                                                2000          1999         1998          1997         1996
                                                              --------      --------     --------      --------    ----------
                                                                                (Thousands, except ratios)

Earnings from continuing operations                           $ 69,335      $ 58,070     $ 53,970      $ 52,543    $  52,135
Income taxes                                                    34,961        27,766       26,771        27,729       26,154
                                                              --------      --------     --------      --------    ---------
Earnings from continuing operations before income taxes       $104,296      $ 85,836     $ 80,741      $ 80,272    $  78,289
                                                              ========      ========     ========      ========    =========
Fixed charges:
     Interest, long-term debt                                 $ 48,919      $ 30,875     $ 23,850      $ 23,676    $  25,134
     Interest, other (including interest on short-term           7,571         2,838        3,666         3,873        2,359
     debt)
     Amortization of debt expense, premium, net                  1,164         1,282        1,248         1,206        1,107
     Portion of rentals representative of an interest
     factor                                                        574           579          448           487          445
                                                              --------      --------     --------      --------    ---------
Total fixed charges                                           $ 58,228      $ 35,574     $ 29,212      $ 29,242    $  29,045
                                                              ========      ========     ========      ========    =========
Earnings from continuing operations before income taxes       $104,296      $ 85,836     $ 80,741      $ 80,272    $  78,289
     Plus: total fixed charges from above                       58,228        35,574       29,212        29,242       29,045
     Plus: amortization of capitalized interest                    252             -            -             -            -
     Less: long-term interest capitalized                       (7,769)       (5,301)        (500)            -            -
                                                              --------      --------     --------      --------    ---------
Earnings from continuing operations before income taxes
     and fixed charges                                        $155,007      $116,109     $109,453      $109,514    $ 107,334
                                                              ========      ========     ========      ========    =========
Ratio of earnings to fixed charges                                2.66X         3.26X        3.75X         3.75X        3.70X
                                                              ========      ========     ========      ========    =========
Total fixed charges from above                                $ 58,228      $ 35,574     $ 29,212      $ 29,242    $  29,045
Preferred stock dividends*                                       2,285         2,531        2,819         2,799        2,909
                                                              --------      --------     --------      --------    ---------
Total fixed charges and preferred stock dividends             $ 60,513      $ 38,105     $ 32,031      $ 32,041    $  31,954
                                                              ========      ========     ========      ========    =========
Ratio of earnings to combined fixed charges and
     preferred stock dividends                                    2.56X         3.05X        3.42X         3.42X        3.36X
                                                              ========      ========     ========      ========    =========

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* Preferred stock dividends multiplied by the pretax income to net income